Exhibit 99
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We have started 2013 well with an increase in earnings, a stronger capital position, and continued good asset quality ratios. Net income for the first quarter of 2013 was $3,528,000 compared to $3,390,000 for the first quarter of 2012. Diluted earnings per share was the same for both periods at $.41 per share.

The increase in earnings was the result of greater net interest income with growth in the balance sheet (loans, investments, and deposits) over the past year, a reduction in credit costs with further improvement in our level of non-performing assets, growth in mortgage banking revenue, and operating expenses which were nearly the same as 2012.

Net interest income for the first quarter of 2013 amounted to $12.2 million compared to $12.1 million for the first quarter of last year. Since March 31, 2012, loan balances increased $62 million, investment balances increased $52 million, and deposit balances increased $77 million. The balance sheet shows a decline in total loan balances since year-end, as we have experienced seasonal paydowns in agricultural loans. The growth in the balance sheet over the past year has offset a decline in the net interest margin as the margin for the first quarter was 3.40% compared to 3.50% for the first quarter last year on a tax-equivalent basis. I have mentioned in the past that the flat yield curve and historically low level of interest rates provide an environment that squeezes the spread between yields obtained on assets and those paid on liabilities. This has been the case for many banking companies for several quarters. We monitor and manage our margin closely. It has held up longer than many competitors but the prolonged period of low rates is starting to impact our profitability. Given the environment, I am pleased with the increase in overall net interest income for the first quarter.

I mentioned that our credit costs were lower including the provision for loan losses which was $135,000 less than the first quarter of last year. Our total non-performing assets (non-performing loans and other real estate owned) declined to $9.4 million at March 31, 2013 compared to $11.0 million on March 31, 2012. Our net loan charge-offs for the first quarter were $272,000 compared to $442,000 for the first quarter of last year. The improvement in these two metrics has allowed us to reduce the provision for loan losses. We continue to have a strong coverage ratio of allowance for loan losses to the level of non-accrual loans of 147%.

Total non-interest income of $4.6 million was virtually the same as the first quarter last year. Mortgage banking income increased from $236,000 for the first quarter of 2012 to $286,000 for the first quarter of this year as we continued to have greater refinance activity and an increase in new purchase activity. Revenues from our trust and brokerage areas also increased from the first quarter of last year while insurance revenues declined due to lower contingency income received from carriers based upon claims experience.

Another contributing factor to performance for the first quarter of 2012 was keeping total operating expenses at the same level as the first quarter of 2012. Despite increased regulatory and operating costs, total non-interest expense for the first quarter was $10.6 million, the same as the first quarter of last year.

With the increase in earnings, our capital ratios have also increased and remain quite strong. At March 31, 2012, our Tier 1 Capital ratio was 14.89% which is well in excess of the regulatory minimums to be considered well-capitalized. This capital position provides First Mid the ability to respond to opportunities that may lie ahead.

We continue to refresh and implement our Excellence 2015 plan. This initiative has as its core objective broad-based initiatives that will benefit all of our stakeholders before April 2015, the 150th anniversary of First Mid-Illinois Bank & Trust, N.A. During the quarter, we finalized plans to begin an enterprise risk management project to ensure that our risk management systems in the various business lines are aligned to our enterprise-wide strategy and that we have the proper forward-looking measurements to identify and manage risk proactively. We also announced plans to add a new facility in Decatur to further serve our customers in that region and we are placing more emphasis on communication between business lines to ensure our customers have the opportunity to learn about the full complement of First Mid's products and services. We are pleased with the progress we are making through the Excellence 2015 initiative.

We have seen some glimmers of positivity with slight economic growth and a high but stable unemployment rate over the past few months. However, many economists continue to predict sluggish economic conditions for 2013 as businesses and consumers are hesitant to invest capital for new projects in this environment. Combined with the flat yield curve I mentioned previously, this continues to make for a difficult environment for bank profitability.

We have a plan that is working, a strong team that is incredibly committed to this institution and all of our stakeholders, and we have strategic strengths that give us confidence that, despite the headwinds that our industry faces, we are well-positioned for the years to come.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,
William S. Rowland
Chairman and Chief Executive Officer

April 24, 2013

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	March 31	Dec 31
	2013	2012

Assets
Cash and due from banks	$27,135	$38,110
Federal funds sold and other interest-bearing deposits	40,069	44,602
Certificates of deposit investments	5,424	6,665
Investment securities:
Available-for-sale, at fair value	535,120	508,309
Loans	902,965	911,065
Less allowance for loan losses	(11,984)	(11,776)
Net loans	890,981	899,289
Premises and equipment, net	29,268	29,670
Goodwill, net	25,753	25,753
Intangible assets, net	2,991	3,161
Other assets	20,972	22,473
Total assets	$1,577,713	$1,578,032

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$251,233	$263,838
Interest bearing	1,058,936	1,010,227
Total deposits	1,310,169	1,274,065
Repurchase agreements with customers	76,372	113,484
Other borrowings	5,000	5,000
Junior subordinated debentures	20,620	20,620
Other liabilities	8,453	8,176
Total liabilities	1,420,614	1,421,345
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares;
issued 10,427 shares in 2013 and 2012)	52,035	52,035
Common stock ($4 par value; authorized 18,000,000 shares;
issued 7,686,477 shares in 2013 and 7,682,535 shares in 2012)	30,813	30,730
Additional paid-in capital	32,227	31,685
Retained earnings	81,410	78,986
Deferred compensation	2,730	2,953
Accumulated other comprehensive income (loss)	3,233	4,544
Treasury stock at cost, 1,754,182 shares in 2013 and
and 1,711,646 in 2012	(45,349)	(44,246)
Total stockholders’ equity	157,099	156,687
Total liabilities and stockholders’ equity	$1,577,713	$1,578,032

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
For the period ended March 31,	2013	2012

Interest income:
Interest and fees on loans	$10,435	$10,960
Interest on investment securities	2,741	2,952
Interest on certificates of deposit	8	18
Interest on federal funds sold & other deposits	18	18
Total interest income	13,202	13,948
Interest expense:
Interest on deposits	796	1,427
Interest on repurchase agreements with customers	15	45
Interest on other borrowings	57	277
Interest on subordinated debt	130	146
Total interest expense	998	1,895
Net interest income	12,204	12,053
Provision for loan losses	480	615
Net interest income after provision for loan losses	11,724	11,438
Non-interest income:
Trust revenues	893	860
Brokerage commissions	171	142
Insurance commissions	486	647
Services charges	1,140	1,101
Securities gains (losses), net	353	384
Mortgage banking revenues	286	236
ATM / debit card revenue	883	879
Other	338	331
Total non-interest income	4,550	4,580
Non-interest expense:
Salaries and employee benefits	5,797	5,673
Net occupancy and equipment expense	2,043	2,010
FDIC insurance	222	234
Amortization of intangible assets	170	245
Legal and professional expense	548	611
Other	1,832	1,844
Total non-interest expense	10,612	10,617
Income before income taxes	5,662	5,401
Income taxes	2,134	2,011
Net income	$3,528	$3,390

Per Share Information
For the period ended March 31,	2013	2012
Basic earnings per common share	$0.41	$0.41
Diluted earnings per common share	$0.41	$0.41
Book value per share at Mar 31	$17.71	$16.58
OTCBB market price of stock at Mar 31	$23.95	$23.00

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands)
For the period ended March 31,	2013	2012

Balance at beginning of period	$156,687	$140,967
Net income	3,528	3,390
Dividends on preferred stock and common stock	(6,778)	(5,989)
Issuance of preferred and common stock	463	665
Purchase of treasury stock	(1,158)	(617)
Deferred compensation and other adjustments	(6)	72
Changes in accumulated other comprehensive income	(1,311)	28
Balance at end of period	$157,099	$143,566

CONSOLIDATED CAPITAL RATIOS

Primary Capital Measurements	2013	2012
For the period ended March 31,

Leverage ratio	9.78%	9.18%
Tier 1 capital to risk-weighted assets	14.89%	13.85%
Total capital to risk-weighted assets	16.06%	14.99%